UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2016

Resource Capital Corp.

(Exact name of registrant as specified in its charter)

Maryland	1-32733	20-2287134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

712 Fifth Avenue, 12th Floor New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 215-506-3899

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective September 8, 2016 and in connection with the Merger (defined below in Item 8.01), Jonathan Z. Cohen resigned from his positions as the Chief Executive Officer and President of Resource Capital Corp. (the “Company”). Mr. Cohen’s resignation did not arise or result from any disagreement with the Company on any matters relating to the Company’s operations, policies, or practices.

(c) Effective September 8, 2016 and also in connection with the Merger, Robert C. Lieber, age 62, was appointed as Chief Executive Officer and President of the Company. Mr. Lieber has served as an Executive Managing Director of both Island Capital Group LLC and C-III Capital Partners LLC (“C-III”) since July 2010, after having served under New York City Mayor Michael R. Bloomberg as Deputy Mayor for Economic Development since January 2007. Prior to joining the Bloomberg administration, Mr. Lieber was employed by Lehman Brothers Holdings Inc. for 23 years, serving most recently as a Managing Director of a real estate private equity fund and previously as the Global Head of Real Estate Investment Banking. Mr. Lieber also serves as a director of ACRE Realty Investors Inc., a publicly-traded commercial real estate company, and as a director of Tutor Perini Corporation, a publicly-traded general contracting and construction management company. He served as a board member and secretary of the board as well as a trustee for the Urban Land Institute and formerly served as chairman of the Zell-Lurie Real Estate Center at The Wharton School, University of Pennsylvania. Mr. Lieber received a Bachelor of Arts from the University of Colorado and a Master of Business Administration from The Wharton School, University of Pennsylvania.

As a result of the Merger, discussed further in Item 8.01 below, C-III paid approximately $207 million for all of the outstanding shares of Resource America, Inc. (“Resource America”), the parent corporation of Resource Capital Manager, Inc., the manager of the Company.

Item 8.01. Other Events.

On September 8, 2016, Resource America was acquired by C-III, pursuant to the Agreement and Plan of Merger (the “merger agreement”), dated as of May 22, 2016, by and among Resource America, C-III and Regent Acquisition Inc., a wholly owned subsidiary of C-III (“merger sub”). Pursuant to the merger agreement, merger sub merged with and into Resource America, with Resource America continuing as the surviving entity and a wholly owned subsidiary of C-III (the “Merger”).

As previously announced, in connection with the closing of the Merger, on September 8, 2016, each of Jonathan Z. Cohen and Edward E. Cohen ceased to serve as directors of the Company, and each of Jeffrey P. Cohen and Andrew L. Farkas became a director of the Company, substantially concurrently with Messrs. Cohens’ resignations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCE CAPITAL CORP.

By:	/s/ Michele R. Weisbaum
Michele R. Weisbaum
Chief Legal Officer and Secretary

Dated: September 14, 2016

[Signature Page to RSO 8-K]